Exhibit 99.1

MFC Development Corp. Announces $5,775,400 Financing

Through Sale of Convertible Debt and Warrants

LOS ANGELES - August 7, 2006 -MFC Development Corp. (OTCBB: MFCD) announced today that it has closed the first of two installments of an institutional private placement of 10% senior secured convertible debt (the “Notes”), and warrants to purchase 3,000,000 shares of Company common stock (“Warrants”), which will result in a total financing to the Company of $5,775,400 (the “Financing”).  The second installment of $2,887,700 is expected to close in the next thirty days upon the Company’s filing of a registration statement on Form SB-2 covering the shares underlying the Notes and Warrants.

 “We expect the funds derived from the transaction announced today to provide an important infusion of working capital and the financial flexibility to continue to execute our business strategies,” said Nancy Duitch, chief executive officer.  “The Company expects to use the financing proceeds for the expansion of its marketing efforts, including product development, inventory acquisition and media distribution, and for other general corporate purposes.”

MFCD will be intensifying its efforts to identify and evaluate products that represent high quality and high value for the consumer and build integrated marketing campaigns around them.  MFCD will also be accelerating its schedule for bringing products already in its product development pipeline to the marketplace.

The Notes are convertible into shares of MFC common stock at a price equal to 80% of the average of the two lowest daily volume weighted average prices for the twenty-five trading days prior to the date of conversion, but in no event lower than a floor price of $.69.  The floor price is subject to reduction in the event of a default by MFC.  The Notes require monthly interest-only payments for the first eight months and equal monthly payments of principal and interest thereafter through the balance of the 36 month term of the Notes.  The Warrants are exercisable at $.75 per share and have a five-year term.

The Company expects to register the shares underlying the Notes and Warrants, along with other shares, in a registration statement on Form SB-2.  Closing of the second installment of the Financing is conditioned on the Company’s filing of the registration statement as well as other customary conditions.  There can be no assurance that the second installment of the Financing will ultimately be consummated.

About MFC Development Corp.

MFC Development Corp. and its subsidiary companies comprise a consumer product, branding, marketing and distribution enterprise.  The Company employs a cross-platform media strategy and multi-faceted marketing approach to move its proprietary and licensed consumer products through multiple channels of distribution.  These channels include multimedia (TV, print, radio and Internet) direct to consumer sales as well as traditional wholesale, retail and international distribution.  MFC optimizes revenue growth and profitability by combining its proven creativity and sales expertise in packaging and messaging with the application of strategic analytical tools to track and direct marketing efforts.  Current Company product categories include cosmetics, home improvement, personal relationship and pet care products.  The Company continuously evaluates and develops new products that bring consumers value and that are suited to the Company’s marketing, distribution and sales methodologies.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact:

MFC Development Corp.

Victor Brodsky, 914-636-3432, ext 100

InvestorRelations@wwexcellence.com